Exhibit (h.4)

SERVICE MODULE

FOR

TRANSFER AGENCY SERVICES

between

EACH BFA RECIPIENT

and

STATE STREET

Information Classification: Confidential

BFA | State Street CONFIDENTIAL

This Transfer Agency Service Module (the “Transfer Agency Service Module”), dated as of the 13th day of April, 2018 (the “Transfer Agency Service Module Effective Date”), is made and entered into by and between the BFA Recipients listed in Exhibit A (each a “BFA Recipient”) and State Street Bank and Trust Company (“State Street”). BFA Recipients and State Street are collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, each BFA Recipient desires to appoint State Street as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and State Street desires to accept such appointment;

WHEREAS, State Street is duly registered as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

WHEREAS, the BFA Recipients are authorized to issue shares in separate series, with each such series representing interests in a separate BFA Fund; and

WHEREAS, the BFA Recipients intend to offer shares of the BFA Funds listed in Exhibit A to this Transfer Agency Service Module in accordance with Section 6 below;

NOW, THEREFORE, for and in consideration of the agreements set forth below and intending to be legally bound, the Parties hereby agree as follows:

1.	BACKGROUND.

1.1	Purpose. This Transfer Agency Service Module is made and entered into with reference to the following:

(a)

The BFA Recipients and State Street entered into a Master Services Agreement dated as of the date hereof (the “Master Services Agreement”), which will form the basis for the Parties understanding with respect to the terms and conditions applicable to this Transfer Agency Service Module;

(b)	Except as otherwise specified herein, this Transfer Agency Service Module will incorporate the terms of the Master Services Agreement.

(c)

The Parties wish to enter into this Transfer Agency Service Module under and pursuant to the Master Services Agreement to cover the certain transfer agency services described in more detail in this Transfer Agency Service Module (including without limitation Schedule 4-B and C hereto), the schedules hereto and the Americas Matrix (the “Transfer Agency Services”). Such Transfer Agency Services are set forth in the Transfer Agency Services in the Service Levels schedule attached hereto, and relate to Items 13 or 21 of the Americas Matrix.

1.2

Objectives. Each BFA Recipient and State Street agrees that the purposes and objectives of the Master Services Agreement apply to this Transfer Agency Service Module, subject to the limitations set forth therein.

Information Classification: Confidential

Fund TA Service Module-Signature Page	BFA | State Street

2.	OVERVIEW AND STRUCTURE.

2.1

Overview. Subject to the terms and conditions of the Master Services Agreement and this Transfer Agency Service Module, as of the Transfer Agency Service Module Effective Date, State Street shall provide the Transfer Agency Services described in this Transfer Agency Service Module and the schedules hereto to each BFA Recipient.

2.2	Schedules. This Transfer Agency Service Module shall include the following Schedules:

Exhibit A	List of BFA Recipients
Schedule 4-B	Service Levels
Schedule 4-C	KPIs
Schedule 4-D	Fee Schedule
Schedule 4-E	Anti Money Laundering Program

3.	TERM.

(a)

Initial Term. The Initial Term of this Transfer Agency Service Module shall commence on the Transfer Agency Service Module Effective Date and shall continue April 13, 2025 (7 years), unless terminated earlier or extended in accordance with the terms of this Transfer Agency Service Module or the Master Services Agreement. This Transfer Agency Service Module shall automatically terminate upon the termination of: (a) the Master Services Agreement or (b) the iGroup Module.

4.	TERMS OF APPOINTMENT.

Subject to the terms and conditions set forth in this Transfer Agency Service Module, each BFA Recipient on behalf of the BFA Funds hereby employs and appoints State Street to act, and State Street agrees to act, as transfer agent for each BFA Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each BFA Fund (“Shareholders”) and set out in the then currently effective prospectus(es) and statement(s) of additional information, as each may be amended from time to time (the “Prospectus”) of each BFA Fund, including without limitation any periodic investment plan or periodic withdrawal program.

5.	DEFINITIONS.

Unless otherwise defined in this Transfer Agency Service Module, defined terms used in this Transfer Agency Service Module and the Schedules hereto and the Appendices thereto, have the meanings set forth in the Master Services Agreement.

6.	PURCHASES AND REDEMPTIONS

6.1	Generally. State Street must duly process requests to purchase and redeem Shares of each BFA Fund in accordance with the provisions of Schedule 4-B and C hereto.

6.2	Suspended or Discontinued Sale. State Street shall not be required to issue any Shares of a BFA Fund where it has received a written instruction from the BFA Recipient or written notification from

Information Classification: Confidential

any appropriate federal or state authority that the sale of the Shares of the BFA Fund(s) in question has been suspended or discontinued, and State Street shall be entitled to rely upon such written instructions or written notification.

7.	DISTRIBUTIONS

7.1

BFA Responsibilities. The BFA Recipient or its agent (which may be State Street or its affiliate) will notify State Street of the declaration of any dividend or distribution. The BFA Recipient or its agent (which may be State Street or its affiliate) shall furnish to State Street Proper Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of such record date and the total amount payable to State Street on the payment date.

7.2

Withholding of Payment. If State Street shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the BFA Recipient as of the record date, the Proper Instruction referred to in Section 7.1 above shall be deemed to be suspended until such time as State Street shall have received from the Custodian sufficient cash to make payment to all Shareholders of the BFA Recipient as of the record date.

8.	TAXES

It is understood that State Street shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by State Street Laws or State Street known laws to be filed by the BFA Recipient and State Street shall withhold such taxes, penalties or other sums as are required to be withheld by applicable State Street Laws or State Street known laws.

9.	BOOKS AND RECORDS

9.1

Record Retention. In addition to Section 12.5 (Record Maintenance and Retention) to the Master Services Agreement, State Street agrees that all records prepared and maintained by State Street pursuant to this Transfer Agency Service Module relating to the services to be performed by State Street hereunder will be preserved, maintained and made available in accordance with all applicable State Street Laws and State Street known laws that relate to the services provided by State Street under this Transfer Agency Service Module, which will be deemed to include Section 31 of the 1940 Act and Section 17 of the 1934 Act and the rules thereunder.

9.2

Required Records. Any records required to be maintained by Rule 31a-1 under the 1940 Act and Section 17AD-6 and 7 under the 1934 Act will be preserved for the periods and maintained in a manner prescribed under the Rules. All records maintained by State Street in connection with the performance of its duties under this Transfer Agency Service Module will remain the property of the BFA Recipient. Each BFA Recipient and its authorized representatives shall have reasonable access to its records relating to the services to be performed under this Transfer Agency Service Module at all times during State Street’s normal business hours. Upon the reasonable request of a BFA Recipient, copies of any such records shall be provided promptly by State Street to the BFA Recipient or its authorized representatives. In the event of termination or expiration of this Transfer Agency Service Module Agreement, all records will be delivered to the BFA Recipient as of the date of termination or at such other time as may be mutually agreed upon by the Parties.

9.3	Written Procedures. Written procedures applicable to the Services to be performed hereunder may be established from time to time by mutual agreement of the Parties.

Information Classification: Confidential

Fund TA Service Module-Signature Page	BFA | State Street

10.	FEES

The BFA Recipient will pay State Street the fees set forth in Schedule 4-D (Fee Schedule) hereto for the Transfer Agency Services provided by State Street under this Transfer Agency Service Module.

11.	REPRESENTATIONS AND WARRANTIES OF STATE STREET

State Street represents and warrants to each BFA Recipient that State Street has adopted written policies and procedures that are reasonably designed to prevent violation of the “Federal Securities Laws” as such term is defined in Rule 38a-1 under the 1940 Act with respect to the Services to be provided to the BFA Recipient under this Transfer Agency Service Module.

12.	COVENANTS OF STATE STREET

12.1

State Street hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the BFA Recipient for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

12.2

In case of any requests or demands for the inspection of the Shareholder records of the BFA Recipient, State Street will endeavor to notify the BFA Recipient and to secure instructions from an authorized officer of the BFA Recipient as to such request or demand. State Street reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

12.3

State Street shall promptly notify the BFA Recipients in the event its registration as a Transfer Agent as provided in Section 17A(c) of the 1934 Act is revoked or if any proceeding is commenced before the Securities and Exchange Commission that may lead to such revocation.

12.4

In performing the services under this Transfer Agency Service Module, State Street shall at all times act in conformity with and be informed by: (a) the BFA Recipients’ Formation Document and By-Laws, as the same may be amended from time to time; (b) the investment objectives, policies, restrictions and other practices set forth in the BFA Recipients’ Prospectus(es), as the same may be amended from time to time, which amendments shall be provided to State Street promptly after such amendments become effective; and (c) all applicable requirements of the Securities Act of 1933, the 1940 Act, the USA PATRIOT Act of 2001 and any other laws, rules and regulations of governmental authorities with jurisdiction over State Street and all State Street Laws and State Street known laws, as such may be applicable to the provision of Transfer Agency Services by State Street.

13.	ADDITIONAL BFA FUNDS

In the event that the BFA Recipient establishes one or more series or classes of Shares in addition to the series listed on Exhibit A hereto with respect to which it desires to have State Street render services as transfer agent under the terms hereof, it shall so notify State Street in writing, and if State Street agrees in writing to provide such services (which agreement shall not be unreasonably withheld) such series of Shares shall become a BFA Fund hereunder and Exhibit A shall be appropriately amended.

Information Classification: Confidential

14.	SURVIVAL

Notwithstanding anything to the contrary in this Transfer Agency Service Module, each Party’s obligations under Sections 9 and 11 hereof shall continue and remain in full force and effect after the termination of this Transfer Agency Service Module. In addition, Sections 1, 2, 4 and 5 through 18 will continue and remain in full force and effect during the period during which State Street is required to provide Disengagement Assistance with respect to the Services hereunder after termination or expiration of this Service Module.

15.	NOTICES

Any formal notice, consent, approval, acceptance, agreement or other communication given pursuant to this Service Module will be in writing and will be effective either when delivered personally to the Party for whom intended, facsimile (with confirmation of delivery), or overnight delivery services (with confirmation of delivery) (unless delivered after normal business hours, in which case it will be deemed the next Business Day), addressed to such Parties as specified below. A Party may designate a different address by notice to the other Party given in accordance herewith.

For a BFA Recipient:	BlackRock Fund Advisors
400 Howard Street
San Francisco, CA 94105
Facsimile: (415) 618-5685
Attention: [BLK to update]

With Copy To:	BlackRock Fund Advisors
400 Howard Street
San Francisco, CA 94105
Facsimile: (415) 618-5048
Attention: Global General Counsel

For State Street:	State Street Bank and Trust Company
One Iron Street
Boston, MA 02110-1641
Attention: Mike Fontaine

With Copy To:	State Street Bank and Trust Company
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02111
Attention: Senior Managing Counsel, Legal Department

16.	COMPLIANCE WITH BFA ANTI MONEY LAUNDERING PROGRAM

State Street will comply with the BFA Anti Money Laundering Program in performing the Services under this Service Module, as further described in Schedule 4-E. Any modifications to the requirements of such Schedule will be subject to the Change Procedures.

17.	SINGLE AGREEMENT

This Transfer Agency Service Module (including any exhibits, appendices and schedules hereto), the iGroup Module, the License Agreements and the Master Services Agreement constitute the

Information Classification: Confidential

Fund TA Service Module-Signature Page	BFA | State Street

entire agreement between State Street and the BFA Recipient as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Transfer Agency Service Module has been executed and delivered between State Street and the BFA Recipient.

18.	SERVICE LEVELS

Schedules 4-B and C hereto set forth the Service Levels and Key Performance Indicators applicable to the Services under this Transfer Agency Service Module. State Street will perform the Services under this Transfer Agency Service Module in accordance with such Service Levels and Key Performance Indicators and Section 3 of the Master Services Agreement.

[Signature Page Follows]

Information Classification: Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agency Service Module to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.

iShares, INC., on behalf of each of its series listed in Exhibit A to the Master Services Agreement.	STATE STREET BANK AND TRUST COMPANY

/s/ Jack Gee	/s/ Andrew Erickson
Name: Jack Gee Title: Managing Director	Name: Andrew Erickson Title: Executive Vice President

iShares TRUST, on behalf of each of its series listed in Exhibit A to the Master Services Agreement.

/s/ Jack Gee
Name: Jack Gee Title: Managing Director

iShares U.S. ETF TRUST on behalf of each of its series listed in Exhibit A to the Master Services Agreement.

/s/ Jack Gee
Name: Jack Gee Title: Managing Director

Information Classification: Confidential
Fund TA Service Module-Signature Page	BFA | State Street